UNITED STATES

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SHUTTERFLY, INC.
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December 4, 2015

Dear Shutterfly Stockholder,

We recently filed a definitive Proxy Statement announcing a Special Meeting of Stockholders to be held on December 18, 2015.  The Proxy Statement is available on our website at http://ir.shutterfly.com/annuals.cfm. The sole purpose of this Special Meeting is to approve a new 2015 Equity Incentive Plan, authorizing 1.4 million new shares, or 4.0% of current common shares outstanding, for employee equity grants (the “2015 Plan”).

The approval of this plan is critical to retain and attract key employees and is a central part of the Shutterfly compensation strategy.  Our board of directors, including our two newly elected directors, unanimously approved the 2015 Plan and recommends a vote in favor of the 2015 Plan.

ISS and Glass Lewis have both published their recommendations on our proposal, and we are disappointed that their recommendations do not take into account some important factors that affect Shutterfly and form the basis for our request. We ask our stockholders to consider the following factors before casting their votes:

1.	Need for Additional Shares. Based on an analysis provided by our Compensation Committee’s new independent consultant Frederic W. Cook & Co., we believe that the 1.4 million shares requested are necessary to retain existing employees and hire new employees in our current competitive hiring environment through the second quarter of 2017. We therefore do not expect to request stockholder approval for additional shares before the annual meeting of stockholders to be held in the second quarter of 2017.

2.	Timeframe for Grants. In our Proxy Statement for the June 2015 stockholder meeting, we had originally requested approval of an additional 1.9 million shares to be issued over a two year period. In order to demonstrate our commitment to disciplined granting practices, we have limited our current request to 1.4 million shares, which we expect to be sufficient for grants through the second quarter of 2017, the same timeframe.

3.	Employee Retention and Attracting New CEO. Equity grants are a critical component of employee compensation in the technology industry in the Silicon Valley where there is vigorous competition for top engineering and managerial talent. We normally make annual grants of equity to our employees in February as part of our overall compensation program, and this practice has contributed positively to our employee morale, sense of ownership, engagement and retention. If we are not able to continue this program, we believe that we will be disadvantaged compared to other companies in retaining our valued employees, and we will need to increase the cash compensation to our employees substantially. Additionally, we believe that approval of this plan will be critical in attracting a talented CEO to the company to succeed Jeff Housenbold. We want to ensure that the new incoming CEO is provided the required tools to retain and attract employees so that we may grow shareholder wealth.

4.	CEO Compensation in 2016 and Beyond. The Compensation Committee and Board intend to develop a new compensation design for the incoming CEO over the coming months. We have yet to determine which financial metrics will be employed in the new plan but are seeking to create strong incentives for improved financial performance and full alignment of interests between shareholders and management. It is expected that the initial equity grant to the new CEO would be made as an inducement grant outside the 2015 Plan consistent with our past practice. Jeff Housenbold had previously committed not to receive any grants from the proposed 2015 Plan. Given his recent resignation from Shutterfly to become effective in February 2017, he will not receive any further equity grants from the company.

5.	Peer Group. Shutterfly is an e-commerce company as well as a retail company. ISS and Glass Lewis compare us only to retail companies, which typically provide less equity to employees than e-commerce companies do. Because we compete for employees with e-commerce companies and technology companies in Silicon Valley and elsewhere, and need to pay them competitively, we would expect to rank at the higher end of the equity burn-rate associated with the retailing industry. See page 10 of the Proxy Statement for further information.

6.	Burn-rate. We have made significant changes in our granting practices to reduce our burn-rate. Our burn-rate for our proposed plan to attract and retain critical talent is expected to be 7.5% per year, which represents a significant reduction from the 11.6% average over the past three years and would be approximately at the 75th percentile of our peer group as defined by Shutterfly, which includes more e-commerce companies than the peer groups defined by ISS and Glass Lewis.

7.	Available Shares and Shareholder Value Transfer (“SVT”). The ISS calculation of SVT uses an outdated share number. The ISS calculation of SVT is defined as (New Shares Requested + Existing Shares Available for grant) divided by Outstanding Shares. ISS has used the number of existing shares that were available for grant as of December 31, 2014. The current number available for grant as of November 1, 2015 is 170,627 shares compared to the 489,469 shares used by ISS. Had the current number been used, our SVT percentage would be lower at 4.5% compared to the 5.3% published by ISS.

We ask you to please consider these factors when casting your vote and respectfully request that you vote in favor of the new 2015 Plan. We thank you for your attention to this all-important vote and for your continued support of Shutterfly.

The Board of Directors of Shutterfly, Inc.

Jeffrey Housenbold, CEO
Phil Marineau, Chairman
Mario Cibelli
Thomas Hughes
Eric Keller
Ann Mather
Nancy Schoendorf
Brian Swette
Michael Zeisser